Term sheet No. 1672 To prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated December 18, 2012; Rule 433
Deutsche Bank
Deutsche Bank AG, London Branch
$ 6,600,000 Callable Exchangeable Notes Linked to the Common Stock of EMC Corporation due December 20*, 2019
General
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The Callable Exchangeable Notes (the “notes”) are designed for investors who seek exposure to the potential appreciation, if any, of the common stock of EMC Corporation (the “Reference Stock”).  The notes will pay interest semi-annually at 0.125% per annum. If we have not called the notes and you have not exchanged your notes, if the Final Price is greater than the Conversion Price at maturity, you will receive a cash payment equal to the Exchange Rate multiplied by the Final Price. If the Final Price is less than or equal to the Conversion Price, you will receive a cash payment equal to $1,000 per $1,000 Principal Amount of notes. Because the original Issue Price per $1,000 Principal Amount of notes is 110.00% of the Principal Amount, you will lose approximately 9.09% of your initial investment if the Final Price is equal to or less than the Conversion Price at maturity.

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Beginning on December 17, 2015, you may elect to exchange your notes on any Trading Day, in whole or in part, for a number of shares of the Reference Stock equal to the Exchange Rate. Beginning on December 17, 2015,  we may, in our sole discretion, redeem your notes in whole but not in part, at a redemption price equal to $1,000 per $1,000 Principal Amount of notes.  Because the original Issue Price is 110.00% of the Principal Amount, and we will not pay you more than the redemption price of $1,000 if we call the notes prior to maturity, you will lose approximately 9.09% of your initial investment unless you elect to exchange your notes and the value of the Reference Stock and/or any cash payment you receive is more than $1,000 per $1,000 Principal Amount of notes. Any payment on the notes is subject to the credit of the Issuer. Excluding interest payments, the notes provide for the opportunity for positive returns only if the Closing Price on the Final Valuation Date or the Exchange Notice Date is greater than 110.00% of the Conversion Price and 126.50% of the Initial Price.

•	Senior unsecured obligations of Deutsche Bank AG due December 20*, 2019.
•	Minimum denominations of $1,000 (the “Principal Amount”) and integral multiples of $1,000 in excess thereof.
•	The notes are expected to price on or about December 18*, 2012, (the “Trade Date”) and are expected to settle on or about December 28*, 2012 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	110.00% of the Principal Amount
Reference Stock:	Common stock of EMC Corporation (Bloomberg: EMC <Equity>)
Interest:
Interest will be paid semi-annually in arrears at the Interest Rate set forth below on each Interest Payment Date, including the Maturity Date (an earlier Call Date or Exchange Date), based on an unadjusted 30E/360 day count fraction. If we elect to call the notes or you elect to exchange your notes, you will receive on the applicable Call Date or Exchange Date any accrued but unpaid interest to (but excluding) the applicable Call Date or Exchange Date.

Interest Rate:	0.125% per annum
Interest Payment Date
The 20th of June and December, beginning on June 20, 2012 and ending on the Maturity Date. If any scheduled Interest Payment Date is not a Business Day (as defined below), the interest will be paid on the first following day that is a Business Day, but no adjustment will be made to the interest payment made on such following Business Day.

Payment at Maturity:	If we have not called the notes and you have not exchanged your notes, at maturity you will receive an amount of cash as follows:
•	If the Final Price is less than or equal to the Conversion Price, an amount in cash equal to $1,000 per $1,000 Principal Amount of notes.
•	If the Final Price is greater than the Conversion Price, an amount in cash equal to the Exchange Rate multiplied by the Final Price.
Any payment on the notes is subject to the credit of the Issuer.
Exchange Rate:	The Exchange Rate is 33.9003, subject to adjustment for certain corporate events as described under “General Terms of the Notes—Anti-dilution Adjustments” in this term sheet
Conversion Price:
The Conversion Price is $29.4983, equal to 115.00% of the Initial Price on the Trade Date. If the Exchange Rate is adjusted for certain corporate events, the Conversion Price will be equal to the Principal Amount divided by the applicable Exchange Rate, as determined by the Calculation Agent under “General Terms of the Notes—Anti-dilution Adjustments” in this term sheet.

 (Key Terms continued on next page)
Investing in the notes involves a number of risks. See “Risk Factors” beginning on page TS-4 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Discounts and Commissions (1)	Proceeds to Us
Per Note	$1,100.00	$0.00	$1,100.00
Total	$7,260,000.00	$0.00	$7,260,000.00
(1)For more detailed information about discounts and commissions, please see “Underwriting Information (Conflicts of Interest)” in this term sheet.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities

December 18, 2012

(Key Terms continued from previous page)

Initial Price:	$25.6507, the price of the Reference Stock on the Trade Date.
Final Price:	The Closing Price of the Reference Stock on the Final Valuation Date
Holder’s Exchange Right:
You may elect to exchange your notes, in whole or in part, on any Trading Day (as defined below) from and including December 17, 2015 to but excluding the Final Valuation Date, for a number of shares of the Reference Stock per $1,000 Principal Amount equal to the Exchange Rate by delivering a written notice (the “Notice of Exchange”) to us indicating the aggregate Principal Amount of notes to be exchanged; provided that, we may, at our option, deliver the Cash Value of the Reference Stock in lieu of the number of shares you are entitled to receive.  If you only exchange a portion of your notes, the aggregate Principal Amount of notes exchanged shall be in integral multiples of the $1,000 Principal Amount.

If you wish to exercise your Exchange Right, you must comply with the required notice delivery procedure as described in “Notice of Exchange” below. A Notice of Exchange shall become effective on the date on which such notice is actually received by the Issuer if such notice is received at or before 11:00 a.m. New York City time on a day that qualifies as both a Trading Day and a Business Day or, if such notice is actually received after that time, the next day that qualifies as both a Trading Day and a Business Day (the date of effective notice, the “Exchange Notice Date”).

If we choose to pay cash instead of delivering shares of the Reference Stock, we will notify you of our election no later than the Business Day after the Exchange Notice Date. If you exercise the Exchange Right and we do not notify you on the Business Day after the Exchange Notice Date of our intention to pay cash, you will receive shares of the Reference Stock on the Exchange Date, except in the limited circumstances described under “General Terms of the Notes –Adjustments to Valuation Dates and Payment Dates” below.

We will deliver the shares of the Reference Stock and/or any cash payment (including any accrued but unpaid interest) three Business Days after the Exchange Notice Date (the date of payment, the “Exchange Date”).  Notwithstanding the foregoing, if the Exchange Notice Date is the Final Valuation Date, we will deliver the shares of the Reference Stock and/or any cash payment (including any accrued but unpaid interest) on the Maturity Date. If you receive shares of the Reference Stock, fractional shares will be paid in cash (determined based on the Closing Price of the Reference Stock on the Exchange Notice Date).

“Cash Value” is an amount in cash equal to the product of (i) the number of shares of Reference Stock we would otherwise be required to deliver on the Exchange Date and (ii) the Closing Price of the Reference Stock on the Exchange Notice Date

Issuer’s Call Right:
We may, in our sole discretion, redeem your notes in whole, but not in part, on any Business Day from and including December 17, 2015 to and including the Maturity Date, at a redemption price equal to $1,000 per $1,000 Principal Amount of notes. We will notify the trustee and The Depository Trust Company (the “Depositary”) upon our exercise of the Call Right (the day we notify the Depositary, the “Call Notice Date”).  The notes will be redeemed five (5) Business Days after the Call Notice Date (the “Call Date”).   We will not give a call notice that results in a Call Date later than the Maturity Date. If we exercise our Call Right, you will receive on the Call Date the redemption price equal to $1,000 per $1,000 Principal Amount of notes plus any accrued but unpaid interest. Notwithstanding our call notice, you may exercise your Exchange Right until and including the third Business Day prior to the Call Date.

Because the original Issue Price is 110.00% of the Principal Amount, and we will not pay you more than the redemption price of $1,000 if we call the notes prior to maturity, you will lose approximately 9.09% of your initial investment unless you elect to exchange your notes and the value of the Reference Stock and/or any cash payment you receive is more than $1,000 per $1,000 Principal Amount of notes.

Trade Date:	December 18*, 2012
Settlement Date:	December 28*, 2012
Final Valuation Date†:	December 18*, 2019
Maturity Date†:	December 20*, 2019
CUSIP:	25152R AW 3
ISIN:	US25152RAW34

*Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and the Maturity Date will be changed so that the stated term of the notes remains the same.

†Subject to postponement as described under “General Terms of the Notes—Adjustments to Valuation Dates and Payment Dates” in this term sheet

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this term sheet together with the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these notes are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

•	Prospectus dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this term sheet, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

What is the Payment at Maturity, Assuming a Range of Performances for the Reference Stock?

The following table illustrates the hypothetical value of the payment received per $1,000 Principal Amount of notes, for a hypothetical range of performances for the Reference Stock. The hypothetical value of the payment received set forth below reflects the Initial Price of $25.6507, the Conversion Price of $29.4983, the Exchange Rate of 33.9003 and assumes that we have not called the notes and you have not exercised your Exchange Right. The hypothetical value of the payment received set forth below is for illustrative purposes only and may not be the actual Payment at Maturity applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Price	Percentage Change from the Initial Price	Payment at Maturity(1)	Total Return(2)
$51.3014	100.00%	$1,739.13	58.10%
$48.7363	90.00%	$1,652.18	50.20%
$46.1713	80.00%	$1,565.22	42.29%
$43.6062	70.00%	$1,478.26	34.39%
$41.0411	60.00%	$1,391.31	26.48%
$38.4761	50.00%	$1,304.35	18.58%
$35.9110	40.00%	$1,217.39	10.67%
$33.3459	30.00%	$1,130.44	2.77%
$32.4481	26.50%	$1,000.00	0.00%
$30.7808	20.00%	$1,043.48	-5.14%
$29.4983	15.00%	$1,000.00	-9.09%
$28.2158	10.00%	$1,000.00	-9.09%
$26.9332	5.00%	$1,000.00	-9.09%
$25.6507	0.00%	$1,000.00	-9.09%
$24.3682	-5.00%	$1,000.00	-9.09%
$23.0856	-10.00%	$1,000.00	-9.09%
$20.5206	-20.00%	$1,000.00	-9.09%
$17.9555	-30.00%	$1,000.00	-9.09%
$15.3904	-40.00%	$1,000.00	-9.09%
$12.8254	-50.00%	$1,000.00	-9.09%
$10.2603	-60.00%	$1,000.00	-9.09%
$7.6952	-70.00%	$1,000.00	-9.09%
$5.1301	-80.00%	$1,000.00	-9.09%
$2.5651	-90.00%	$1,000.00	-9.09%
$0.0000	-100.00%	$1,000.00	-9.09%
(1) As of the Final Valuation Date.
(2) Calculated based on the Issue Price of 110.00% of the Principal Amount.

Hypothetical Examples

The three examples below illustrate how the Payment at Maturity set forth in the table above are calculated.

Example 1: The price of the Reference Stock increases 20.00% from the Initial Price of $25.6507 to the Final Price of $30.7808. Because the Final Price is greater than the Conversion Price, you are entitled to a cash payment equal to the Exchange Rate of 33.9003 multiplied by the Final Price. Thus, you will be entitled to a cash payment of $1,043.48 per $1,000 Principal Amount of notes, calculated as follows:

$30.7808 × 33.9003 = $1,043.48

Because the Payment at Maturity of $1,043.48 per $1,000 of notes is less than $1,100 (which is the original Issue Price of 110.00% of the Principal Amount per $1,000 Principal Amount of notes), the total return of your initial investment, excluding interest payments, is -5.14%.

Example 2: The price of the Reference Stock increases 30.00% from the Initial Price of $25.6507 to the Final Price of $33.3459. Because the Final Price is greater than the Conversion Price, you are entitled to a cash payment equal to the Exchange Rate of 33.9003 multiplied by the Final Price. Thus, you will be entitled to a cash payment of $1,130.44 per $1,000 Principal Amount of notes, calculated as follows:

$33.3459 × 33.9003 = $1,130.44

Because the Payment at Maturity of $1,130.44 per $1,000 of notes is greater than $1,100 (which is the original Issue Price of 110.00% of the Principal Amount per $1,000 Principal Amount of notes), the total return of your initial investment, excluding interest payments, is 2.77%.

Example 3: The price of the Reference Stock decreases 30.00% from the Initial Price of $25.6507 to the Final Price of $17.9555. Because the Final Price is less than the Conversion Price, you are entitled to a cash payment equal to $1,000.00 per $1,000 Principal Amount of notes.

Because the Payment at Maturity of $1,000.00 per $1,000 of notes is less than $1,100 (which is the original Issue Price of 110.00% of the Principal Amount per $1,000 Principal Amount of notes), the total return of your initial investment, excluding interest payments, is -9.09%.

The following example assumes exercise of the Exchange Right by the investor.

Example 4: The price of the Reference Stock increases 30.00% from the Initial Price of $25.6507 to the Closing Price of $33.3459 on the Exchange Notice Date. Because the investor exercises the Exchange Right, the investor is entitled to the number of shares of the Reference Stock equal to the Exchange Rate of 33.9003. However, at our option, we may pay the Cash Value of the Reference Stock in lieu of the number of shares of the Reference Stock the investor is entitled to receive, which will be equal to the product of (i) the number of shares of the Reference Stock we would otherwise be required to deliver and (ii) the Closing Price of the Reference Stock on the Exchange Notice Date. If we pay the Cash Value in lieu of delivering the Reference Stock on the Exchange Date, the investor will receive $1,130.43 per $1,000 Principal Amount of notes.

$33.3459 × 33.9003 = $1,130.44

Because the payment of $1,130.44 per $1,000 of notes is greater than $1,100 (which is the original Issue Price of 110.00% of the Principal Amount per $1,000 Principal Amount of notes), the total return of your initial investment, excluding interest payments, is 2.77%.

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The return of the notes is linked to the performance of the Reference Stock. If the Final Price is greater than the Conversion Price, you will receive an amount in cash equal to the Exchange Rate multiplied by the Final Price, which may have a market value greater than the Principal Amount of the notes. However, excluding interest payments, the notes provide for the opportunity for positive returns only if the Closing Price on the Final Valuation Date or the Exchange Notice Date is greater than $32.4481, which is 110.00% of the Conversion Price and 126.50% of the Initial Price.

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YOU MAY LOSE SOME OF YOUR INITIAL INVESTMENT AT MATURITY OR UPON EXERCISE OF OUR CALL RIGHT — You will receive at least 100% of the Principal Amount of your notes if you hold the notes to maturity, regardless of the performance of the Reference Stock.  Because the original Issue Price per $1,000 Principal Amount of notes is 110.00% of the Principal Amount, and you are not protected on amounts in excess of the $1,000 Principal Amount, you may lose up to approximately 9.09% of your initial investment at maturity or upon exercise of our Call Right. Because the notes are our senior unsecured obligations, any payment on the notes is subject to our ability to pay our obligations as they become due.

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POTENTIAL EARLY EXIT IF THE NOTES ARE CALLED BY THE ISSUER — While the original term of the notes is 7 years, the notes may be called before maturity at the sole discretion of the Issuer on any Business Day beginning on December 17, 2015 to and including the Maturity Date, and you will be entitled to receive a redemption price equal to $1,000 per $1,000 Principal Amount of notes on the Call Date, which will be five (5) Business Days after the Call Notice Date. No interest will be payable following the date the redemption price is paid.

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YOU MAY RECEIVE SHARES OF THE REFERENCE STOCK OR CASH UPON EXERCISE OF YOUR EXCHANGE RIGHT — If you elect to exercise the Exchange Right, you will receive either a number of shares of the Reference Stock equal to the Exchange Rate, or the cash value thereof. In such case, the Issuer may choose either of these forms of payment. If you receive shares of the Reference Stock, fractional shares will be paid in cash (determined based on the Closing Price of the Reference Stock on the Exchange Notice Date).

•	INTEREST PAYMENTS — Unless previously exchanged or called, interest payments will be made on the notes semi-annually in arrears.

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RETURN LINKED TO THE PERFORMANCE OF THE REFERENCE STOCK — The return of the notes is linked to the performance of the common stock of EMC Corporation (the “Reference Stock”). For more information on the Reference Stock, please see “The Reference Stock” in this term sheet.

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TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS — In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments.” Under this treatment, regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, and periodic interest payments will not be subject to additional tax on receipt. Any income recognized upon a taxable disposition of the notes (including pursuant to the exercise of your Exchange Right) generally will be treated as interest income for U.S. federal income tax purposes. Any loss will be treated first as ordinary loss, to the extent of previous interest inclusions, and then as capital loss.

The amount you receive upon the exercise of your Exchange Right if we deliver shares of the Reference Stock will be the fair market value of the Reference Stock received, determined at the time of the exchange. Your tax basis in the Reference Stock will also equal its fair market value, determined at the time of the exchange, and your holding period for the Reference Stock will commence on the day immediately following its receipt.

Neither the comparable yield nor the projected payment constitutes a representation by us regarding the actual amount that we will pay on a note. You may obtain that information by contacting us following the notes’ issuance in a manner that will be specified in the final pricing supplement.

You should review carefully the section of the accompanying prospectus supplement entitled “United States Federal Income Taxation,” and in particular the section entitled “—CPDI Notes.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdictions.

Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS OF SOME OF YOUR INVESTMENT — The return on the notes is linked to the performance of the Reference Stock and will depend on whether, and the extent to which, the Final Price is greater than the Conversion Price. The return to the notes will be positive only if the Final Price is greater than $32.4481, which is 110.00% of the Conversion Price and 126.50% of the Initial Price. However, if we call the notes or if the Final Price is less than or equal to the Conversion Price at maturity, you will receive only the Principal Amount of the notes, resulting in a loss of approximately 9.09% of your initial investment.

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IF YOU RECEIVE SHARES OF THE REFERENCE STOCK UPON EXERCISE OF YOUR EXCHANGE RIGHT, THE AGGREGATE VALUE OF SUCH SHARES YOU RECEIVE MAY BE LESS THAN THE PRINCIPAL AMOUNT OF THE NOTES OR MAY BE GREATER THEN THE PRINCIPAL AMOUNT, BUT STILL RESULT IN A LOSS OF SOME OF YOUR INITIAL INVESTMENT — If we elect to deliver the shares of the Reference Stock, upon exercise of your Exchange Right, the aggregate value of the Reference Stock you receive will depend on the stock price of the Reference Stock on the Exchange Date, which may be less than the Principal Amount of your notes. In this scenario, you may lose more than 9.09% of your initial investment.  Even if the aggregate value of the Reference Stock you receive is greater than the Principal Amount, you may lose some of your initial investment if the aggregate value of the Reference Stock is less than the original Issuer Price of 110.00% of the Principal Amount per $1,000 Principal Amount of notes.

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WE MAY CALL THE NOTES PRIOR TO THE MATURITY DATE — We will have the right, in our sole discretion, to call the notes, in whole, but not in part, for the Principal Amount, upon five (5) calendar days’ notice on any Business Day beginning on December 17, 2015 to and including the Maturity Date. If we choose to exercise our Call Right, you will receive only the Principal Amount of the notes, regardless of the performance of the Reference Stock, resulting in a loss of approximately 9.09% of your initial investment, unless you exercise your Exchange Right at least three Business Days prior to the Call Date and the value of the Reference Stock and/or any cash payment you receive is more than $1,000 per $1,000 Principal Amount of notes. If the price of the Reference Stock is above the Conversion Price and you do not exercise your Exchange Right within two Business Days following the Call Notice Date, you will forgo any payment above the Principal Amount that you would receive had you exercised the Exchange Right. In addition, you will not benefit from any appreciation of the Reference Stock and you will not be able to hold your notes to maturity. We have no obligation to consider your interests in determining whether to call the notes prior to the Maturity Date.

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IF THE NOTES ARE EXCHANGED OR CALLED PRIOR TO MATURITY, YOU WILL NOT BE ENTITLED TO ANY INTEREST PAYMENTS AFTER THE APPLICABLE EXCHANGE DATE OR CALL DATE — The notes may be exchanged or called prior to the Maturity Date if either (a) you exercise your Exchange Right or (b) the Issuer exercises its Call Right. If the notes are exchanged or called prior to the Maturity Date, you will receive on the applicable Exchange Date or Call Date any accrued but unpaid interest (but excluding) the applicable Exchange Date or Call Date and you will not be entitled to any interest payments after the applicable Exchange Date or Call Date.

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REINVESTMENT RISK — If your notes are exchanged or called prior to the Maturity Date, there is no guarantee that you will be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Reference Stock would have.

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CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes, and in the event Deutsche Bank AG were to default on its payment obligations, you might not receive any amount owed to you under the terms of the notes and you could lose your entire initial investment.

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SINGLE STOCK RISK — The notes are linked to the common stock of a single Reference Stock. The price of the Reference Stock can rise or fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Reference Stock and its issuer, please see “The Reference Stock” in this term sheet and the issuer’s SEC filings referred to in that section.

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ANTI-DILUTION PROTECTION IS LIMITED — Deutsche Bank AG, London Branch (the “Calculation Agent”) will make adjustments to the Exchange Rate and Conversion Price for certain events affecting the Reference Stock. The Calculation Agent is not required, however, to make adjustments in response to all events that could affect the Reference Stock. If such an event occurs that does not require the Calculation Agent to make an adjustment, the value of the notes may be materially and adversely affected.  In addition, you should be aware that the Calculation Agent may, at its sole discretion, make adjustments to the Exchange Rate and Conversion Price or any other terms of the notes that are in addition to, or that differ from, those described in this term sheet to reflect changes occurring in relation to the Reference Stock in circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Reference Stock described in this term sheet may be materially adverse to investors in the notes. You should read “Anti-dilution Adjustments” in this term sheet in order to understand the adjustments that may be made to the notes.

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IF THE PRICE OF THE REFERENCE STOCK CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the Reference Stock. Changes in the market price of the Reference Stock may not result in a comparable change in the value of your notes.

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WE HAVE NO AFFILIATION WITH THE ISSUER OF THE REFERENCE STOCK – The issuer of the Reference Stock is not an affiliate of ours and is not involved in any way in any of our offerings of the notes pursuant to this term sheet. Consequently, we have no control over the actions of the issuer of the Reference Stock. The issuer of the Reference Stock has no obligation to consider your interest as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuer of the Reference Stock.

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PAST PERFORMANCE OF THE REFERENCE STOCK IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of Reference Stock over the term of the notes may bear little relation to the historical prices of the Reference Stock, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Reference Stock or whether the performance of the Reference Stock will result in the return of all of your investment.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Principal Amount of your notes, the original Issue Price of the notes includes the agent’s commission, if any, and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which we will be willing to purchase the notes from you in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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THE NOTES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The notes will not be listed on any securities exchange. There may be little or no secondary market for the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes when you wish to do so or at a price advantageous to you. Deutsche Bank AG and its affiliates intend to act as market makers for the notes but are not required to do so. Because we do not expect that other market makers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes. If, at any time, Deutsche Bank AG or its affiliates do not act as market makers, it is likely that there would be little or no secondary market for the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – While we expect that, generally, the price of the Reference Stock will affect the value of the notes more than any other single factor, the value of the notes will also be affected by a number of economic and market factors that may either offset or magnify each other, including:

• the expected volatility of the Reference Stock;

• the time remaining to the maturity of the notes;

• the dividend rate on the Reference Stock;

• the real and anticipated results of operations of the issuer of the Reference Stock;

• actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuer of the Reference Stock;

• interest rates and yields in the market generally;

• geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Reference Stock or markets generally;

• supply and demand for the notes; and

• our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates expect to hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Reference Stock and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Reference Stock on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to the Reference Stock. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE PRICE OF THE REFERENCE STOCK TO WHICH THE NOTES ARE LINKED OR THE VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents may publish research from time to time on financial markets and other matters that could adversely affect the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the notes and the Reference Stock to which the notes are linked.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Calculation Agent and hedging our obligations under the notes. The Calculation Agent will determine, among other things, the Final Price and the amount that Deutsche Bank AG will pay you at maturity or upon the exercise of the Exchange Right or Call Right. The Calculation Agent will also be responsible for determining whether a Market Disruption Event (as defined below) has occurred. In performing these roles, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The determination of a Market Disruption Event by the Calculation Agent could adversely affect your investment return on the notes.

The Reference Stock

Public Information

All information on the Reference Stock and on the issuer of the Reference Stock contained in this term sheet is derived from publicly available sources and is provided for informational purposes only. According to its publicly available filings with the SEC, the issuer of the Reference Stock develops, delivers and supports the information technology industry’s broadest range of information infrastructure and virtual infrastructure technologies and solutions. The issuer of the Reference Stock has a par value of $0.01 per share, is listed on the New York Stock Exchange under the symbol “EMC”, which we refer to as the Relevant Exchange for purposes of this term sheet. Information filed with the SEC by the issuer of the Reference Stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) can be located by referencing SEC file number 001-9853.

Historical Information

The following graph sets forth the historical performance of the Reference Stock from December 17, 2007 through December 17, 2012. The closing price of the Reference Stock on December 18, 2012 was $25.6507. We obtained the historical closing prices of the Reference Stock from Bloomberg, and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the Final Price. We cannot give you assurance that the performance of the Reference Stock will result in a positive return of your initial investment.

GENERAL TERMS OF THE NOTES

The following description of the terms of the notes supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this term sheet have the meanings assigned to them in the accompanying prospectus supplement or prospectus.

General

The callable exchangeable notes are senior unsecured obligations of Deutsche Bank AG that are linked to the common stock of EMC Corporation. The notes are our Global Notes, Series A referred to in the accompanying prospectus supplement and prospectus. The notes will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar. The notes are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations, except for obligations required to be preferred by law.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The specific terms of the notes are set forth under the heading “Key Terms” on the cover page of this term sheet and in the subsections below.

Notice of Exchange

You may elect to exchange your notes, in whole or in part, on any Trading Day beginning on December 17, 2015 and ending on one Trading Day prior to the Final Valuation Date, for a number of shares of Reference Stock per $1,000 Principal Amount of notes equal to the Exchange Rate by delivering a written notice to us. To exercise the Exchange Right, The Exchange Notice Date must be no later than the earlier of (i) the Final Valuation Date and (ii) the third Business Day prior to the Call Date and:

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The Paying Agent and the Calculation Agent must receive a properly completed and signed Notice of Exchange, in the form attached to this term sheet as Annex A, specifying the outstanding Principal Amount of your notes to be exchanged.  Delivery must be made by facsimile as provided in the attached Notice of Exchange.

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You or the bank or broker through which you hold your interest in the portion of your notes being exchanged must enter an order to have that interest transferred on the books of the Depositary to the account of the Paying Agent at the Depositary, and the Paying Agent must receive and accept the transfer, all in accordance with the applicable procedures of the Depositary.  If Paying Agent receives and accepts the transfer by 3:00 P.M., New York City time, on any day that qualifies as both a Trading Day and a Business Day, this requirement will be deemed satisfied on the same day.  To ensure timely receipt and acceptance, transfer orders should be entered with the Depositary well in advance of the 3:00 P.M. deadline.

Because the notes are issued in global form, the Depositary or the Depositary’s nominee will be the holder of the notes and therefore will be the only entity that can exercise the Exchange Right with respect to the notes. In order to ensure that the Depositary’s nominee will timely exercise the Exchange Right on your behalf, you must instruct the broker or other direct or indirect participant through which you hold your notes to notify the Depositary of your desire to exercise the Exchange Right so that the Notice of Exchange is promptly received by the Issuer. Different firms have different deadlines for accepting instructions from their customers. Accordingly, you should consult the broker or other direct or indirect participant through which you hold your notes for the relevant deadline, and you should take care to act promptly enough to ensure that your request is given effect by the Depositary before the deadline for exercise. We will not be responsible for any failure by any broker or other direct or indirect participant to notify the Depositary in a timely manner to exercise the Exchange Right on your behalf.

The Paying Agent is Deutsche Bank Trust Company Americas. The Calculation Agent will, in its sole discretion, resolve any questions that may arise as to the validity of a Notice of Exchange or as to whether and when the required deliveries have been made.  Once given, a Notice of Exchange may not be revoked.

Market Disruption Events

A “Market Disruption Event” means, with respect to the Reference Stock (or any other security for which a Closing Price must be determined), a determination by the Calculation Agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in the Reference Stock or any instrument related to the Reference Stock or to establish, adjust or unwind all or a material portion of any hedge position in the Reference Stock with respect to the notes:

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the occurrence or existence of a suspension, absence or material limitation of trading of the Reference Stock (or such other security) on the primary market for the Reference Stock (or such other security) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market;

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a breakdown or failure in the price and trade reporting systems of the primary market for the Reference Stock (or such other security) as a result of which the reported trading prices for the Reference Stock (or such other security) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate;

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a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the Reference Stock (or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

•	a decision to permanently discontinue trading in the related futures or options contracts; or

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any other event, if the Calculation Agent determines in its sole discretion that the event materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in any Reference Stock or any instrument related to any Reference Stock or to establish, adjust or unwind all or a material portion of any hedge position in any Reference Stock with respect to the notes.

For purposes of determining whether a Market Disruption Event has occurred:

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a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,

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limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,

•	a suspension of trading in futures or options contracts on the Reference Stock (or such other security) by the primary securities market trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such securities exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Reference Stock (or such other security), as determined by the Calculation Agent in its sole discretion; and

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a “suspension, absence or material limitation of trading” on the primary securities market on which futures or options contracts related to the Reference Stock (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

The “Closing Price” for one share of the Reference Stock (or one unit of any other security for which a closing price must be determined) on any Trading Day means:

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if the Reference Stock (or any such other security) is listed or admitted to trading on a U.S. national securities exchange, the last reported sale price for one share of the Reference Stock, regular way (or, in the case of the NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal U.S. securities exchange registered under the Exchange Act, on which such Reference Stock (or any such other security) is listed or admitted to trading, or

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if the Reference Stock (or any such other security) is not listed or admitted to trading on any U.S. national securities exchange but is included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA“), the last reported sale price for one share of the Reference Stock (or any such other security) of the principal trading session on the OTC Bulletin Board Service on such day, or

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with respect to any such other security, if such security is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and such security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on such day in the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading, or

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otherwise, if none of the above circumstances is applicable, the mean, as determined by the Calculation Agent, of the bid prices for one share of the Reference Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent.

A “Business Day” means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in dollars are not conducted in the City of New York or London, England.

A “Trading Day” means a day, as determined by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange.

The “Relevant Exchange” means the primary U.S. exchange or market for trading for the Reference Stock (or any security for which a Closing Price must be determined).

Adjustments to Valuation Dates and Payment Dates

A “Valuation Date” is any Exchange Notice Date or Final Valuation Date on which a price for a Reference Stock is required to be determined and is subject to adjustment as described below.

Upon an adjustment to a Valuation Date other than the Trade Date, the Exchange Date, Maturity Date or any other date on which a payment is made to the holder of the notes based on the price of the Reference Stock on such Valuation Date (together with the Maturity Date, a “Payment Date”) will be adjusted as well, as described under “—Adjustments to Payment Dates” below. Payment Dates will also be adjusted if they are not Business Days.

Adjustments to Valuation Dates

For the Reference Stock, the following adjustments will be made for Market Disruption Events and non-Trading Days, as applicable.

If:

(a) a Valuation Date is not a Trading Day; or

(b) a Market Disruption Event for the Reference Stock occurs or is continuing on a Valuation Date,

then the applicable Valuation Date for the Reference Stock will be postponed to the immediately succeeding Trading Day, on which no Market Disruption Event for the Reference Stock occurs or is continuing. The Valuation Date will not be postponed later than the fifth scheduled Trading Day, after the date originally scheduled for such Valuation Date (the “Fifth Day”).

If the Valuation Date is postponed to the Fifth Day and:

(a) the Fifth Day is not a Trading Day with respect to such Reference Stock; or

(b) a Market Disruption Event for the Reference Stock occurs or is continuing on the Fifth Day,

then, on the Fifth Day the Final Price (as applicable) of the Reference Stock will be determined by the Calculation Agent in good faith and in a commercially reasonable manner.

Adjustments to Payment Dates

If the scheduled Payment Date is not a Business Day, then the Payment Date will be the next succeeding Business Day following such scheduled Payment Date. If, due to a Market Disruption Event or otherwise, the Valuation Date is postponed so that it falls on a day that is less than three Business Days prior to the scheduled Payment Date, the Payment Date will be the third Business Day following such Valuation Date, as postponed; provided that no Exchange Date will be postponed beyond the Maturity Date.

In addition, if a Market Disruption Event occurs or is continuing on the Exchange Notice Date or on any later day through and including the Exchange Date, we may choose to pay cash instead of delivering the Reference Stock on the Exchange Date, even if we have not notified the holder of our election to pay cash.

Anti-dilution Adjustments

The Calculation Agent will adjust the Exchange Rate and the Conversion Price as described below, but only if an event described under one of the six subsections beginning with “—Stock Splits” below occurs and only if the relevant event occurs during the period described under the applicable subsection.

How Adjustments Will Be Made. The following provisions refer to anti-dilution adjustment of the Exchange Rate. If more than one event requiring adjustment occurs, the Calculation Agent will adjust the Exchange Rate for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the Exchange Rate for the first event, the Calculation Agent will adjust the Exchange Rate for the second event, applying the required adjustment to the Exchange Rate as already adjusted for the first event, and so on for each event. With respect to any portion of your note to be exchanged, the Calculation Agent will make all required determinations and adjustments no later than the related Exchange Notice Date or Final Valuation Date, as applicable. Having adjusted the Exchange Rate for the following events, the Calculation Agent will make corresponding adjustments to the Conversion Price.

The Calculation Agent will adjust the Exchange Rate for each reorganization event described under “—Reorganization Events” below. For any other dilution event described below, however, the Calculation Agent will not be required to adjust the Exchange Rate unless the adjustment would result in a change of at least 0.1% in the Exchange Rate that would apply without the adjustment. The Exchange Rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward—e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

The adjustments described below do not cover all events that could affect the Closing Price of the Reference Stock, such as an issuer tender or exchange offer for the Reference Stock at a premium to its market price, an offering of the Reference Stock for cash by the issuer of the Reference Stock or a tender or exchange offer made by a third party for less than all outstanding shares of the Reference Stock. Nevertheless, the Calculation Agent may, in its sole discretion, make additional adjustments to any terms of the notes upon the occurrence of corporate or other similar events that affect or could potentially affect the market price of, or shareholder rights in, the Reference Stock, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the notes.  In addition, the Calculation Agent may make adjustments or a series of adjustments that differ from those described herein if the Calculation Agent determines, in its sole discretion, that such adjustments do not properly reflect the economic consequences of the events specified in this term sheet or would not preserve the relative investment risks of the notes.  All determinations made by the Calculation Agent in making any adjustments to the terms of the notes, including adjustments that are in addition to, or that differ from, those described in this term sheet, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result.  In determining whether to make any adjustment to the terms of the notes, the Calculation Agent may consider any adjustment made by the Options Clearing Corporation or any other equity derivatives clearing organization on options contracts on the affected Reference Stock.

The Calculation Agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the Calculation Agent. The Calculation Agent will provide information about the adjustments it makes upon written request by the holder.

Stock Splits. A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If the Reference Stock is subject to a stock split, then once the stock split becomes effective, the Calculation Agent will adjust the Exchange Rate to equal the product of the prior Exchange Rate and the number of shares that a holder of one share of the Reference Stock before the effective date of the stock split would have owned or been entitled to receive immediately following the effective date of the stock split. The Exchange Rate will not be adjusted, however, unless the stock split becomes effective after the Trade Date and on or before the relevant Exchange Notice Date or Final Valuation Date, as applicable.

Reverse Stock Splits. A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If the Reference Stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the Calculation Agent will adjust the Exchange Rate to equal the product of the prior Exchange Rate and the number of shares that a holder of one share of the Reference Stock before the effective date of the reverse stock split would have owned or been entitled to receive immediately following the effective date of the reverse stock split. The Exchange Rate will not be adjusted, however, unless the reverse stock split becomes effective after the Trade Date and on or before the relevant Exchange Notice Date or Final Valuation Date, as applicable.

Stock Dividends. In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

If the Reference Stock is subject to a stock dividend, then the Calculation Agent will adjust the Exchange Rate to equal the sum of the prior Exchange Rate plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the Reference Stock and (2) the prior Exchange Rate. The Exchange Rate will not be adjusted, however, unless the ex-dividend date occurs after the Trade Date and on or before the relevant Exchange Notice Date or Final Valuation Date, as applicable.

The ex-dividend date for any dividend or other distribution is the first day on which the Reference Stock trades without the right to receive that dividend or other distribution.

Extraordinary Dividends. A dividend or other distribution with respect to the Reference Stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the Reference Stock by an amount equal to at least 10% of the Closing Price of the Reference Stock on the first Trading Day before the ex-dividend date.

If an extraordinary dividend occurs, the Calculation Agent will adjust the Exchange Rate to equal the product of (1) the prior Exchange Rate times (2) a fraction, the numerator of which is the Closing Price of the Reference Stock on the Trading Day before the ex-dividend date and the denominator of which is the amount by which that Closing Price exceeds the extraordinary dividend amount. The Exchange Rate will not be adjusted, however, unless the ex-dividend date of such extraordinary dividend occurs after the Trade Date and on or before the relevant Exchange Notice Date or Final Valuation Date, as applicable.

The extraordinary dividend amount with respect to an extraordinary dividend for the Reference Stock equals:

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for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Reference Stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Reference Stock; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent. A distribution on the Reference Stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the Exchange Rate only as described under “—Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

The Exchange Rate will not be adjusted to reflect dividends or other distributions paid with respect to the Reference Stock, other than:

•	stock dividends described above,

•	extraordinary dividends described above,

•	issuances of transferable rights and warrants as described under “—Transferable Rights and Warrants” below, and

•	distributions that are spin-off events described under “—Reorganization Events” below.

Transferable Rights and Warrants. If the issuer of the Reference Stock issues transferable rights or warrants to all holders of the Reference Stock to subscribe for or purchase the Reference Stock at an exercise price per share that is less than the Closing Price of the Reference Stock on the Trading Day before the ex-dividend date for the issuance, then the Exchange Rate will be adjusted by multiplying the prior Exchange Rate by the following fraction:

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the numerator will be the number of shares of the Reference Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Reference Stock offered for subscription or purchase under those transferable rights or warrants, and

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the denominator will be the number of shares of the Reference Stock outstanding at the close of business on the day before that ex-dividend date plus the number of shares of the Reference Stock that the aggregate offering price of the total number of shares of the Reference Stock so offered for subscription or purchase would purchase at the Closing Price of the Reference Stock on the Trading Day before that ex-dividend date, with that number of shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the Closing Price of the Reference Stock on the Trading Day before that ex-dividend date.

The Exchange Rate will not be adjusted, however, unless the ex-dividend date described above occurs after the Trade Date and on or before the relevant Exchange Notice Date or Final Valuation Date, as applicable.

Reorganization Events. Each of the following is a reorganization event:

•	the Reference Stock is reclassified or changed,

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the issuer of the Reference Stock has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding Reference Stock is exchanged for or converted into other property,

•	a statutory share exchange involving the outstanding Reference Stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above,

•	the issuer of the Reference Stock sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•
the issuer of the Reference Stock effects a spin-off—that is, issues to all holders of the Reference Stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•	the issuer of the Reference Stock is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•	another entity completes a tender or exchange offer for all the outstanding Reference Stock.

Adjustments for Reorganization Events. If a reorganization event occurs, then the Calculation Agent will adjust the Exchange Rate by adjusting the reference amount. This term of reference amount refers to the amount and type of property deliverable on an Exchange Date in exchange for each $1,000 Principal Amount of your note. Initially, the reference amount will be the Exchange Rate. However, if the Exchange Rate is adjusted because of a dilution event, then the reference amount will be adjusted in a corresponding manner. For example, if an Exchange Rate adjustment is required because of a stock split, reverse stock split, stock dividend, extraordinary dividend or issuance of rights or warrants, then the reference amount might be adjusted to be, for example, double or half the amount of the Reference Stock specified, depending on the event requiring adjustment.

Similarly, if adjustment is required because of a reorganization event in which cash and securities are distributed, for example, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of the amount of the Reference Stock, if there has been no prior adjustment of the Exchange Rate. If there has been a prior adjustment, the reference amount will be adjusted to be the amount of cash and the amount of securities distributed in the event in respect of, for example, double or half the specified amount of the Reference Stock or whatever else the reference amount might be when the distribution occurs.

If a reorganization event occurs, the reference amount will be adjusted so as to consist of the amount and type of property—whether it be cash, securities or other property—distributed in the event in respect of the prior reference amount. If more than one type of property is distributed, the reference amount will be adjusted so as to consist of each type of property distributed in respect of the prior reference amount, in a proportionate amount so that the value of each type of property comprising the new reference amount as a percentage of the total value of the new reference amount equals the value of that type of property as a percentage of the total value of all property distributed in the reorganization event in respect of the prior reference amount. We refer to the property distributed in a reorganization event as distribution property, as described below.

For the purpose of making an adjustment required by a reorganization event, the Calculation Agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a marketable security, the Calculation Agent will use the Closing Price for the security on the relevant Exchange Notice Date or Final Valuation Date, as applicable. The Calculation Agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of the Reference Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent in its sole discretion.

If a reorganization event occurs and the Calculation Agent adjusts the reference amount to consist of the distribution property distributed in the event, as described above, the Calculation Agent will make further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount. The Calculation Agent will do so to the same extent that it would make adjustments if the Reference Stock were outstanding and were affected by the same kinds of events. If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

For example, if the issuer of the Reference Stock merges into another company and each share of the Reference Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares and the specified amount of cash for each share of the Reference Stock (adjusted proportionately for any partial share) composing the reference amount before the adjustment. The Calculation Agent will adjust the common share component of the new reference amount to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this subsection entitled “—Anti-dilution Adjustments” as if the common shares were the Reference Stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. Consequently, if you exercise your Exchange Right, you will be entitled to receive, for each $1,000 of the outstanding Principal Amount of your notes being exchanged, all components of the reference amount in effect on the relevant Exchange Notice Date, with each component having been adjusted on a sequential and cumulative basis for all relevant events requiring adjustment on or before the relevant Exchange Notice Date, unless we elect to pay cash in the exchange.

At maturity or if the Exchange Right is exercised and we elect to pay cash in the exchange, we will calculate the amount cash payable to the holder based on the Closing Price of the Reference Stock on the Exchange Notice Date or Final Valuation Date, as applicable, as long as the reference amount consists only of the Reference Stock. If a reorganization event occurs and the reference amount consists of property other than Reference Stock, then the amount of cash we pay—for each $1,000 of the outstanding Principal Amount of your notes being exchanged—will equal the total value of the adjusted reference amount, as in effect on the Exchange Notice Date or Final Valuation Date, as applicable; provided that such cash payment at maturity will not be less than the minimum payment of $1,000 per $1,000 Principal Amount of notes. The Calculation Agent will determine the value of each component of the adjusted reference amount in the manner described above.

Distribution Property. When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the Reference Stock—or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes one share of the Reference Stock—or other applicable reference amount—in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Stock as described above. Consequently, in this term sheet, when we refer to the Reference Stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount. Similarly, when we refer to the issuer of the Reference Stock, we mean any successor entity in a reorganization event.

Additional Calculation Agent Adjustments. On or after the announcement of a reorganization event, as defined above under “—Reorganization Events,” the Calculation Agent may, in addition to the adjustments described above, adjust the reference amount, the Exchange Rate or any other terms of the notes to account for the economic effect on the notes resulting from such reorganization event, including changes in volatility, expected dividends, or liquidity relevant to the Reference Stock or the notes and determine the effective date of any such adjustments. The Calculation Agent will act in a commercially reasonable manner when making any such adjustments.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to the notes.

Payment upon an Event of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable per Principal Amount of the notes upon any acceleration of the notes will be determined by the Calculation Agent and will be an amount in cash equal to the amount payable at maturity per Principal Amount of the notes as described herein, calculated as if the date of acceleration was the Final Valuation Date plus any interest due on the notes. Upon any acceleration of the notes, any interest will be prorated on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed from and including the previous Interest Payment Date for which an interest payment was paid.

If the maturity of the notes is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the notes as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the notes.

Listing

The notes will not be listed on any securities exchange.

DBSI intends to offer to purchase the notes in the secondary market, although it is not required to do so and may discontinue such activity at any time.

Book-Entry Only Issuance—The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the notes. The notes will be issued only as fully registered notes registered in the name of Cede & Co. (DTC’s nominee). One or more fully registered global notes certificates, representing the total aggregate Principal Amount of the notes, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes—Form, Legal Ownership and Denomination of Notes.”

Governing Law

The notes will be governed by and interpreted in accordance with the laws of the State of New York.

USE OF PROCEEDS; HEDGING

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the notes as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the notes includes each agent’s commissions (as shown on the cover page of this term sheet) paid with respect to the notes which commissions, as to agents affiliated with us, may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the notes. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, may hedge some or all of our anticipated exposure in connection with the notes by taking positions in the Reference Stock, the components underlying the Basket Indices, or securities whose value is derived from the Reference Stock. While we cannot predict an outcome, such hedging activity or other hedging or investment activity of ours could potentially increase the price of the Reference Stock, and therefore effectively establish a higher price that the Reference Stock must achieve for you to obtain a return on your investment or avoid a loss of your initial investment at maturity or upon an exchange. Similarly, the unwinding of our hedge near or on a Valuation Date could decrease the Closing Price of the Reference Stock, which could have an adverse effect on the value of the notes. From time to time, prior to maturity of the notes, we may pursue a dynamic hedging strategy which may involve taking long or short positions in the Reference Stock or securities whose value is derived from the Reference Stock. Although we have no reason to believe that any of these activities will have a material impact on the price of the Reference Stock or the value of the notes, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in the Distribution Agreements entered into between Deutsche Bank AG and Deutsche Bank Securities Inc. (“DBSI”), as agent, and certain other agents that may be party to either Distribution Agreement from time to time (each an “Agent” and collectively with DBSI, the “Agents”), each Agent participating in this offering of notes will agree to purchase, and we will agree to sell, the Face Amount of notes set forth on the cover page of this term sheet. Each Agent proposes initially to offer the notes directly to the public at the public offering price set forth in this term sheet.

DBSI will not receive a selling concession in connection with the sale of the notes. After the initial offering of the notes, the Agents may vary the offering price and other selling terms from time to time. The Issue Price of the notes includes fees paid with respect to the notes and the cost of hedging the Issuer’s obligations under the notes.

We own, directly or indirectly, all of the outstanding equity securities of DBSI. The net proceeds received from the sale of the notes will be used, in part, by DBSI or one of its affiliates in connection with hedging our obligations under the notes. Because DBSI is both our affiliate and a member of FINRA, the underwriting arrangements for any offering in which DBSI participates will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

DBSI or another Agent may act as principal or agent in connection with offers and sales of the notes in the secondary market. Secondary market offers and sales, if any, will be made at prices related to market prices at the time of such offer or sale; accordingly, the Agents or a dealer may change the public offering price, concession and discount after the offering has been completed.

In order to facilitate the offering of the notes, DBSI may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, DBSI may sell more notes than it is obligated to purchase in connection with the offering, creating a naked short position in the notes for its own account. DBSI must close out any naked short position by purchasing the notes in the open market. A naked short position is more likely to be created if DBSI is concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, DBSI may bid for, and purchase, notes in the open market to stabilize the price of the notes. Any of these activities may raise or maintain the market price of the notes above independent market prices or prevent or retard a decline in the market price of the notes. DBSI is not required to engage in these activities, and may end any of these activities at any time.

To the extent the total aggregate Face Amount of notes offered pursuant to this term sheet is not purchased by investors, one or more of our affiliates may agree to purchase for investment the unsold portion. As a result, upon completion of this offering, our affiliates may own up to approximately 10% of the notes offered in this offering.

No action has been or will be taken by us, DBSI or any dealer that would permit a public offering of the notes or possession or distribution of this term sheet or the accompanying prospectus supplement or prospectus, other than in the United States, where action for that purpose is required. No offers, sales or deliveries of the notes, or distribution of this term sheet or the accompanying prospectus supplement or prospectus or any other offering material relating to the notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agents or any dealer.

Each Agent has represented and agreed, and any other Agent through which we may offer the notes will represent and agree, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the notes or possesses or distributes this term sheet and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the notes. We shall not have responsibility for any Agent’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Settlement

We expect to deliver the notes against payment for the notes on the Settlement Date indicated above, which may be a date that is greater than three Business Days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three Business Days after the Trade Date, purchasers who wish to transact in the notes more than three Business Days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

ANNEX A

NOTICE OF EXCHANGE

Dated:  _______________________

DB Services Tennessee, as agent for
Deutsche Bank Trust Company Americas
Securities Payment Unit/Reorganization Unit
Attention:  Trust & Securities Services
648 Grassmere Park Road
1st Floor
Nashville, Tennessee  37211
                      Direct: 615-835-3572; Facsimile: 615-835-3701

CC: Deutsche Bank AG, London Branch, as Calculation Agent
           c/o Deutsche Bank AG New York Branch
           60 Wall Street, 4th Floor
           Mail Stop NYC60-0445
           New York, New York  10005
                      Direct: 212-250-3518; Facsimile: 732-578-2641

Ladies and Gentlemen:

           The undersigned is, or is acting on behalf of, the beneficial owner of the Callable Exchangeable Notes Linked to the Common Stock of EMC Corporation due December 20, 2019 of Deutsche Bank AG, acting through its London branch (the “notes”), which portion has an outstanding Principal Amount equal to or greater than the amount set forth at the end of this Notice of Exchange.  The undersigned hereby irrevocably elects to exercise the Exchange Right described in the pricing supplement relating to the notes, with respect to the outstanding Principal Amount of the notes set forth at the end of this Notice of Exchange.  This exercise is to be effective on the day that qualifies as both a Business Day and a Trading Day on which the Paying Agent has received this Notice of Exchange, together with all other items required to be delivered on exercise, and the Calculation Agent has received a copy of this Notice of Exchange, unless all required items have not been received by 11:00 a.m. New York City time on that day, in which case the exercise will be effective as of the next day that qualifies as both a Business Day and a Trading Day.  We understand, however, that the effective date in all cases must be a date that qualifies as both a Trading Day and a Business Day and is no later than the earlier of (i) the Final Valuation Date and (ii) the third Business Day prior to the Call Date.  The effective date will be the exchange notice date.

           The undersigned is delivering this Notice of Exchange to the Paying Agent and to the Calculation Agent, in each case by facsimile transmission to the relevant number stated above, or such other number as the Paying Agent or Calculation Agent may have designated for this purpose to the holder. In addition, the beneficial interest in the Principal Amount indicated below is being transferred on the books of the depositary to an account of the Paying Agent at the depositary.

           If the undersigned is not the beneficial owner of the note to be exchanged, the undersigned hereby represents that it has been duly authorized by the beneficial owner to act on behalf of the beneficial owner.

Terms used and not defined in this notice have the meanings given to them in the pricing supplement relating to the notes.  The exchange of the note will be governed by the terms of the note.

Principal amount of notes to be exchanged:

Very truly yours,
____________________________________
Name of Beneficial Owner

By:_________________________________
        Name

_____________________________________________
Title and/or Organization
____________________________________
Fax No./Direct No.
____________________________________
DTC Participant account number for delivery of the Reference Stock, if any

Receipt of the above Notice of Exchange is hereby acknowledged.

DEUTSCHE BANK AG, LONDON BRANCH, as Calculation Agent

By: __________________________________
       Title:

Date and time of acknowledgment    _______________________